UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 3, 2006 (April 27, 2006)

BARNES & NOBLE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12302	06-1196501
(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 633-3300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On April 27, 2006, the Compensation Committee of the Board of Directors of Barnes & Noble, Inc. (the “Company”) approved the annual salaries to be paid to the Company’s Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) for the Company’s fiscal year ending February 3, 2007 (“fiscal 2006”), as well as the performance criteria under the Company’s 2004 Executive Performance Plan (the “Plan”) for purposes of determining bonuses to be paid to those executives for fiscal 2006.

The performance criteria are based on earnings before interest, taxes, depreciation and amortization, either on a consolidated or bookstores only basis, with bonus payouts based on a percentage of annual salary as set forth below. Bonuses may also be earned in lesser percentages if targets are not achieved by specified amounts.

Named Executive Officer	Annual Salary	Annual Bonus as Percentage of Annual Salary if Target Achieved	Maximum Annual Bonus Payable as Percentage of Annual Salary if Target Exceeded by Specified Amount
Leonard Riggio Chairman	$500,000	150%	175%
Stephen Riggio Vice Chairman and Chief Executive Officer	$800,000	150%	175%
Mitchell S. Klipper Chief Operating Officer	$800,000	150%	175%
Marie J. Toulantis Chief Executive Officer of Barnes & Noble.com	$650,000	150%	175%
Joseph J. Lombardi Chief Financial Officer	$600,000	60%	80%

In addition to the above bonuses, with respect to Stephen Riggio, Mitchell S. Klipper and Marie J. Toulantis, if the executive achieves his or her specified target, the executive is also entitled to receive a bonus amount equal to the annual per share stock dividend paid by the Company multiplied by the number of Company shares subject to option held by the executive. As with the other performance bonuses, the “dividend” bonus may also be earned in lesser percentages if targets are not achieved by specified amounts.

In accordance with the Plan, in no event may the aggregate bonuses paid to any executive for fiscal 2006 exceed one percent of the Company’s operating income for fiscal 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC.

(Registrant)

By:	/s/ Joseph J. Lombardi

Joseph J. Lombardi

Chief Financial Officer

Date: May 3, 2006